Exhibit 23(i)(ii)



                           Kirkpatrick & Lockhart LLP
                         1800 Massachusetts Avenue, N.W.
                                    2nd Floor
                            Washington, DC 20036-1800

ARTHUR J. BROWN
(202) 778-9046
brownaj@kl.com

                                October 27, 1999


Legg Mason Light Street Trust, Inc.
100 Light Street
Baltimore, MD  21202

Dear Sir or Madam:

      Legg Mason Light Street Trust, Inc. (the "Corporation") is a corporation organized under the laws of the State of Maryland by Articles of Incorporation dated August 5, 1998. You have requested our opinion regarding certain matters regarding the issuance of certain Shares of the Corporation. As used in this letter, the term "Shares" means the Primary Class shares of common stock of the series of the Corporation listed below during the time that Post-Effective Amendment No. 3 to the Corporation's Registration Statement is effective and has not been superseded by another post-effective amendment. This series of the Corporation is Legg Mason Classic Valuation Fund.

      We have, as counsel, participated in various corporate and other matters relating to the Corporation. We have examined certified copies of the Articles of Incorporation and By-Laws, the minutes of meetings of the directors and other documents relating to the organization and operation of the Corporation, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the issuance of the Shares has been duly authorized by the Corporation and that, when sold in accordance with the Corporation's Articles of Incorporation, By-Laws and the terms contemplated by Post-Effective Amendment No. 3 to the Corporation's Registration Statement, the Shares will have been legally issued, fully paid and nonassessable by the Corporation.

      We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 3 to the Corporation's Registration Statement on Form N-1A (File No. 33-61525) being filed with the Securities and Exchange Commission. We also consent to the reference to our firm in the Statement of Additional Information filed as part of the Registration Statement.

                                   Sincerely,

                                   /s/ Kirkpatrick & Lockhart LLP
                                   ------------------------------
                                   KIRKPATRICK & LOCKHART LLP